New OTCBB Symbol for eMagin: EMAN.OB

July ’06 Senior Secured Notes Amended

BELLEVUE, Wash., March 12, 2007 - eMagin Corporation has begun trading on the Over the Counter Bulletin Board under the symbol EMAN.OB. The company has also amended its 6% Senior Secured Convertible Notes issued on July 21, 2006, to accommodate the new listing.

“We believe that, over the past several months, the pending move from the AMEX to the OTCBB has caused a great deal of uncertainty among investors,” said K.C. Park, interim CEO and president, eMagin Corporation. “With this behind us, the focus can shift to our results and opportunities, including several prospects for strategic partnership or financing.”

Noting that the company is projecting a third consecutive quarter of record revenues, Park added, “We continue every effort to maximize value for our shareholders, customers, and employees, as well as potential strategic partners.”

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, N.Y.  System design facilities and sales and marketing are located in Bellevue, Wash. A sales office is also located in Japan.

Forward Looking Statements

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact: Joseph Runde, 425-749-3636, jrunde@emagin.com
Investor Contact: John Atherly, 425-749-3622, jatherly@emagin.com